EXHIBIT 10.5
[WSI INDUSTRIES LETTERHEAD]
Severance Letter Agreement
October 7, 2009
PAUL D. SHEELY
Dear Paul:
The purpose of this Letter Agreement is to set forth our agreement in regard to your severance arrangement. Although your employment is “at will” and may be terminated by you or WSI Industries, Inc. (“WSI”) at any time for any reason, WSI has agreed to provide you with a particular severance pay benefit in the event WSI terminates your employment without Cause (as defined below). Terms not otherwise defined in this letter (the “Letter Agreement”) shall have the meaning given such terms on Schedule 1, which is incorporated herein by reference. WSI’s obligation to you under this Letter Agreement is, among the other requirements set forth below, subject to the condition that you execute a Restricted Covenant Agreement in the form attached as Exhibit A, which is incorporated herein by reference.
Specifically, we have agreed as follows:
1. Severance.
(a)	If your employment is terminated by WSI without Cause, subject to the condition stated in Section 1(c), WSI will:
(i)	continue to pay your base salary in accordance with WSI’s regular payroll practices for a period of twelve (12) months thereafter, or until you have secured other employment, whichever occurs first, subject to applicable tax withholding; and

(ii)	if you are eligible for and elect COBRA or state continuation of the WSI health, dental and group life insurance benefits, WSI shall pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) twelve (12) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. You shall pay the remaining portion of the premiums for such benefits during such period and, if applicable, the full premium thereafter.
(b)	If you resign for any reason, if WSI terminates your employment for Cause or if your employment terminates as a result of your death or disability, you shall be entitled to receive your base salary accrued but unpaid as of the date of termination, but shall not be entitled to receive any salary continuation benefit thereafter.
(c)	In case of termination without Cause, you shall be entitled to receive the amounts due you under Section 1(a) only upon your execution and delivery to WSI of a general release (and following termination of all rescission periods) with respect to any and all claims against WSI and its officers, directors, employees, agents and shareholders, acceptable in form and substance to WSI in all respects, and provided you continue to comply with the terms of the Restricted Covenant Agreement with WSI.

(d)	For purposes of this Agreement, “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and for purposes of Code §409A, each payment shall be considered a separate payment.
2.	Arbitration. All disputes or claims arising out of or in any way related to this Letter Agreement, including the making of this Letter Agreement, shall be submitted to and determined by final and binding arbitration under the American Arbitration Association Rules for Resolution of Employment Disputes. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and shall be conducted by one arbitrator in Minneapolis, Minnesota who has experience in employment matters. Unless we agree to have the person to serve as arbitrator within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the single arbitrator shall be selected at the discretion of the American Arbitration Association. The arbitrator shall provide a reasoned decision and may award any remedy available at law or equity, including reasonable attorneys’ fees to the prevailing party. WSI shall pay the costs of the arbitrator. The decision of the arbitrator shall be enforceable in any court of competent jurisdiction.

3.	Entire Agreement. This Letter Agreement constitutes our entire agreement and supersedes all prior discussions, understandings and agreements with respect to the severance benefits which WSI has agreed to provide to you, except the Employment (Change in Control) Agreement dated January 11, 2001, as amended (the “Change in Control Agreement”), which shall remain in effect according to its terms and which, in the event of conflict with this Letter Agreement shall control. There shall be no duplication of benefits on your behalf in this Agreement and the Change in Control Agreement in the event of the termination of your employment following a Change in Control, as defined in the Change in Control Agreement. This Letter Agreement shall be governed and construed by the laws of the State of Minnesota and may be amended only in writing signed by both of us.

4.	Successors. This Letter Agreement shall not be assignable, in whole or in part, by you. This Letter Agreement shall be binding upon and inure to the benefit of WSI and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of WSI, and the successor shall be substituted for WSI under this Letter Agreement.
5.	Amendment and Termination. WSI reserves the authority, without your consent, to terminate or amend this Letter Agreement at any time upon at least 12 months’ written notice specifying the date of termination or amendment. Notwithstanding the foregoing, it is the intention of the parties that this Agreement be exempt from Code §409A as separation pay to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent any payment constitutes nonqualified deferred compensation, WSI shall amend any such provision pertaining to such payment to comply with Code §409A and the regulations thereunder, in the least restrictive manner necessary without any diminution in the value of the payments to you.

6.	Delay for Specified Employees. Notwithstanding the foregoing, if on the date of your “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), you are a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under this Agreement that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first day of the seventh month following your separation from service, (ii) the first date on which such payment would not be non-deductible as a result of Section 162(m) of the Code, or (iii) your death and in the event any such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.
If this Letter Agreement accurately sets forth our agreement and understanding in regard to these matters, will you please sign this Letter Agreement where indicated below and return the executed letter to me for our files. A separate copy is enclosed for your records.

WSI INDUSTRIES, INC.
By:	/s/ Michael J. Pudil
Its: Chief Executive Officer

READ AND AGREED:

/s/ Paul D. Sheely
(Name)
Dated as of October 7, 2009

SCHEDULE 1
Definition of “Cause”:
1.	The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive WSI has in effect from time to time, provided you shall have received notice of such failure and have failed to cure the same within fourteen days of such notice.

2.	Any act on your part which is harmful to the reputation, financial condition, business or business relationships of WSI, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any WSI employee or harmful to your reputation or business relationships.

3.	A material breach of your fiduciary responsibilities to WSI, such as embezzlement or misappropriation of WSI funds, business opportunities or properties, or to any customer, vendor, agent or employee of WSI.

4.	Your conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

5.	A material breach of your Restricted Covenant Agreement with WSI.

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